UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2016

Imprivata, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-36516	04-3560178
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Maguire Road Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (781) 674-2700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2016, David Orfao notified the Board of Directors (the “Board”) of Imprivata, Inc. (the “Company”) of his intent to resign from the Board, and from each of the Audit Committee of the Board (the “Audit Committee”) and the Compensation Committee of the Board (the “Compensation Committee”), effective immediately. The decision of Mr. Orfao to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 24, 2016, the Board appointed Ms. Kate Walsh to serve as a member of the Board to fill the vacancy created by Mr. Orfao’s resignation. Ms. Walsh will serve as a Class I director with her term expiring at the Company’s 2018 annual meeting of stockholders, or until her earlier resignation, removal or death. Ms. Walsh will also serve on the Company’s Audit Committee and Compensation Committee.

In connection with her election to the Board, Ms. Walsh was granted options to acquire 70,000 shares of the Company’s common stock at an option price of $11.05 per share, the closing price of the Company’s common stock on the date of grant. The options will vest quarterly over a four year period, subject to Ms. Wash’s continued service as a director of the Company.

There are no arrangements or understandings between Ms. Walsh and any other person pursuant to which she was selected as a director, nor are there any transactions in which Ms. Walsh has an interest that would be reportable under item 404(a) of Regulation S-K. Ms. Walsh will receive the standard compensation arrangements for the Company’s non-employee directors, including annual fees and equity-based compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIVATA, INC.

Date: February 26, 2016	By:	/s/ Jeff Kalowski
Jeff Kalowski Chief Financial Officer